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                                                      EXHIBIT 2
                                                   NEWS RELEASE


           Management Changes Announced at AK Steel


   MIDDLETOWN, OH, July 16, 1998 -- AK Steel (NYSE: AKS) announced several changes in its executive and plant management organizations. Richard E. Newsted, 40, was named to the post of executive vice president, commercial. James L. Wainscott, 41, was named vice president, treasurer and chief financial officer. James F. Walsh, 45, was named vice president, corporate development, a new position at the steel producer. Michael T. Adams, 40, was named vice president, manufacturing. Glenn G. Mikaloff, 47, was named director, operations. At the company's Middletown Works, Robert L. Hacker, 54, was named general manager, primary operations, and Richard J. Morris, 33, was named general manager, finishing operations.

   Mr. Newsted had been executive vice president and chief financial officer. He joined AK Steel in 1994 as senior vice president, chief financial officer and treasurer. Prior to joining AK Steel, Mr. Newsted was vice president, chief financial officer and secretary of National Steel Corporation. He holds a bachelor's degree in accounting from Ball State University and a master of business administration degree from the University of Notre Dame.

   Mr. Wainscott joined AK Steel in 1995 as vice president and treasurer. Previous to joining AK Steel he was treasurer and assistant secretary for National Steel Corporation. Mr. Wainscott holds a bachelor's degree in accounting from Ball State University and a master of business administration degree from the University of Notre Dame. He is also a Certified Public Accountant, Certified Management Accountant and a Chartered Financial Analyst.

   Mr. Walsh joined AK Steel in 1993 as manager of maintenance technology. He was named general manager of the company's Middletown, Ohio plant in 1994 and was named vice president, research and design engineering in 1995. Mr. Walsh became vice president, manufacturing in 1996. Prior to joining AK Steel, Mr. Walsh worked for U.S. Steel and Qualimatrix, a steel industry supplier. He holds a bachelor's degree in electrical engineering from the University of Notre Dame and a master of business administration degree from Indiana University-Northwest.

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   Mr. Adams joined the company in 1981 as a mechanical engineer.  He progressed through a number of engineering and operations responsibilities prior to being named general manager of the company's Ashland Works in 1993. In 1995 Mr. Adams was named general manager of the company's Middletown Works, and in 1998 he was named general manager, primary operations, for the Middletown plant. He holds a bachelor's degree in mechanical engineering from the Ohio State University.

   Mr. Mikaloff was most recently general manager, finishing operations for the Middletown Works. He holds a bachelor's degree in metallurgical engineering from Purdue University. Mr. Hacker was most recently manager, hot strip mill operations. Mr. Morris was most recently manager, aluminized operations for the company's Middletown Works. He holds a bachelor's degree in metallurgical engineering from the Ohio State University.

   "With the start-up of our third manufacturing facility, AK Steel continues to raise the bar of performance to customers and shareholders," said Richard M. Wardrop, Jr., chairman and chief executive officer. "We are quite fortunate to have a broad base of manufacturing and executive talent to guide AK Steel's dramatic and significant growth."

   The company announced last month that its new Rockport Works' finishing facility began hot-dip galvanizing operations nearly 3 months ahead of schedule. The company also said its Rockport Works' continuous carbon/stainless cold mill was ahead of schedule, and may begin operations in the fourth quarter of 1998.

   AK Steel produces flat-rolled steel for automotive, appliance, construction and other markets. The company employs 5,800 people in plants and offices in Middletown, Ashland, Kentucky and Rockport, Indiana.


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